As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278800

PROSPECTUS

Up to 1,091,981 Shares of Common Stock

Up to 40,000 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

Up to 11,136,106 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the proposed resale from time to time by the selling stockholders of:

•
Up to 1,091,981 shares of common stock;
•
Up to 40,000 shares of common stock issuable upon exercise of pre-funded warrants;
•
Up to 1,131,981 shares of common stock issuable upon exercise of Series A common stock warrants;
•
Up to 1,231,277 shares of common stock issuable upon exercise of Series B common stock warrants;
•
Up to 4,386,424 shares of common stock issuable upon exercise of Series C common stock warrants; and
•
Up to 4,386,424 shares of common stock issuable upon exercise of Series D common stock warrants.

The selling stockholders purchased the shares of common stock, pre-funded warrants, Series A common stock warrants, Series B common stock warrants, Series C common stock warrants and Series D common stock warrants from us pursuant to a securities purchase agreement, dated April 1, 2024.

We are not selling any of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of our common stock offered by this prospectus by the selling stockholders, except with respect to amounts received by us upon exercise of the pre-funded warrants, the Series A common stock warrants, the Series B common stock warrants, Series C common stock warrants and Series D common stock warrants, to the extent such warrants are exercised for cash.

The selling stockholders may offer and sell or otherwise dispose of the shares of our common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “SRZN.” On April 25, 2024, the last reported sale price of the common stock was $8.61 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2024.

i

ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Surrozen,” “Surrozen, Inc.,” “we,” “us” and “our” refer to Surrozen, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Surrozen, Inc.

Overview

We are a clinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues.

Our mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway. We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues, for human diseases. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-selective Wnt candidates.

Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, which are involved in activation and enhancement of the Wnt pathway, respectively. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes.

Private Placement of Common Stock, Pre-Funded Warrants and Common Stock Warrants

Pursuant to that certain securities purchase agreement, dated April 1, 2024, we issued and sold to certain institutional investors and related persons, shares of common stock and pre-funded warrants to purchase shares of common stock, at a purchase price of $15.50 and $15.4999, respectively, for aggregate gross proceeds of approximately $17.5 million, before deducting placement agent fees and other expenses payable by Surrozen. Each pre-funded warrant is exercisable immediately and will not expire until exercised in full. The purchase price per share and per pre-funded warrant included $1.25, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, for the accompanying common stock warrants. At the closing of the private placement on April 4, 2024, we issued and sold:

•
1,089,033 shares of common stock;
•
pre-funded warrants to purchase up to 40,000 shares of common stock with an exercise price of $0.0001 per share;
•
Series A common stock warrants to purchase up to 1,129,033 shares of common stock with an exercise price of $15.50 per share, for aggregate gross proceeds of up to approximately $17.5 million, exercisable immediately upon issuance for five years;
•
Series B common stock warrants to purchase up to 1,228,071 shares of common stock with an exercise price of $14.25 per share, for aggregate gross proceeds of up to approximately $17.5 million, exercisable immediately upon issuance until the fifth trading day following our announcement that (i) we have completed the enrollment of at least 15 patients with a 30-day mortality rate less than 30% in our SZN-043 Phase 1b clinical trial for the treatment of severe alcohol-associated hepatitis, with no recommended changes by the Safety Review Committee to the study design, including changes related to dose or schedule, and (ii) Safety Review Committee approval for us to advance to a higher dose cohort;
•
Series C common stock warrants to purchase up to 4,375,000 shares of common stock with an exercise purchase price of $16.00 per share, for aggregate gross proceeds of up to approximately $70.0 million, exercisable for 30 days following our announcement of final data from the SZN-043 phase 1b clinical trial for the treatment of severe alcohol-associated hepatitis. The Series C common stock warrants will also become exercisable in the event of a Fundamental Transaction (as defined in the Series C common stock warrants); and
•
Series D common stock warrants (together with the Series A common stock warrants, Series B common stock warrants and Series C common stock warrants, the Common Warrants) to purchase up to 4,375,000 shares of common stock with an exercise price of $16.00 per share, for aggregate gross proceeds of up to approximately $70.0 million, exercisable for 30 days following our announcement of the enrollment of at least 50 patients in the SZN-043 Phase 2/3 clinical trial for the treatment of severe alcohol-associated hepatitis. The Series D common stock warrants will also become exercisable in the event of a Fundamental Transaction (as defined in the Series D common stock warrants).

In addition, we issued and sold to members of management an additional 2,948 shares of common stock at a purchase price of $16.96 per share. The purchase price per share includes $1.25, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, for the following accompanying Common Warrants:

•
Series A common stock warrants to purchase up to 2,948 shares of common stock with an exercise price of $16.96 per share;
•
Series B common stock warrants to purchase up to 3,206 shares of common stock with an exercise price of $15.71 per share;
•
Series C common stock warrants to purchase up to 11,424 shares of common stock with an exercise purchase price of $16.00 per share; and
•
Series D common stock warrants to purchase up to 11,424 shares of common stock with an exercise price of $16.00 per share.

If a selling stockholder fails to exercise such selling stockholder’s Series B common warrants in full prior to the Termination Date (as defined in the Series B common warrants), then the Series A common stock warrants, Series B common stock warrants, Series C common stock warrants and Series D common stock warrants issued to such selling stockholder shall be subject to mandatory transfer as set forth in the applicable warrant and to the extent not transferred shall automatically be cancelled and cease to be exercisable.

If a selling stockholder fails to exercise such selling stockholder’s Series C Common Warrants in full prior to the Termination Date (as defined in the Series C common stock warrants), then the Series D common stock warrants issued to such selling stockholder shall automatically be cancelled and cease to be exercisable.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering, except with respect to amounts received by us upon exercise of the pre-funded warrants and Common Warrants, to the extent such warrants are exercised for cash. The selling stockholders will receive all of the proceeds from the sale of shares of our common stock hereunder.

The Nasdaq Capital Market Listing

Our common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “SRZN” and “SRZNW,” respectively. We do not intend to list the Common Warrants on any national securities exchange.

Company Information

We were originally incorporated as Consonance-HFW Acquisition Corp. in the Cayman Islands and changed our jurisdiction of incorporation from Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. Our principal executive offices are located at 171 Oyster Point Blvd., Suite 400, South San Francisco, California 94080 and our telephone number is (650) 489-9000. Our corporate website address is www.surrozen.com. The contents of our website are not incorporated by reference herein, and any references to our website is intended to be inactive textual references only.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the Securities and Exchange Commission, or the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•
the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to SZN-043, SZN-413, and potential future drug candidates;
•
our ability to develop and expand our drug discovery and development capabilities;
•
our ability to obtain the necessary capital to fund our operations while we conduct clinical trials, seek regulatory approval for our product candidates, and complete the product development process;
•
our ability to identify, develop and commercialize drug candidates;
•
the successful development and commercialization of products that compete with our product candidates or receive regulatory approval in advance of our product candidates;
•
changes in personnel and availability of qualified personnel;
•
our ability to manage growth and expand business operations effectively;
•
the effects of macroeconomic conditions, volatile market conditions, and global events and the actions of U.S. and foreign governments to respond to these events;
•
whether the few stockholders who own a large number of shares of our common stock exercise their voting power in a manner that adversely affects us or our stockholders; and
•
the increasingly competitive environment in which we operate.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks under the section titled “Risk Factors” in our most recent annual report on Form 10-K, and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Exchange Act, which are incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from such sales.

We will receive approximately $175.0 million from the exercise of all of the Common Warrants and pre-funded warrants, assuming the exercise in full of all such warrants for cash.

We intend to use the net proceeds from the private placement and exercise of the Common Warrants and pre-funded warrants to fund the SZN-043 clinical development program, including the expansion of the SZN-043 Phase 1b clinical trial for the treatment of severe alcohol-associated hepatitis to 30 patients, and for other general corporate purposes.

Our expected use of proceeds described above represents our current intentions based on our present plans and business condition. We cannot predict with certainty all of the particular uses for such proceeds or the actual amounts that we will spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned clinical trials, the results of our planned clinical trials and other factors described in “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

We will have broad discretion over how to use the net proceeds and we intend to invest the net proceeds that are not used as described above in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

Summary

Our authorized capital stock consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.0001 par value. As of April 15, 2024, we had 3,198,786 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

A description of the material terms and provisions of our certificate of incorporation and amended and restated bylaws affecting the rights of holders of our common stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws which are incorporated by reference into the registration statement of which this prospectus is a part.

Reverse Split

On December 13, 2023, we filed a certificate of amendment to our certificate of incorporation to effect a 1-for-15 reverse stock split of our issued and outstanding common stock, or the Reverse Stock Split. As a result of the Reverse Stock Split, every 15 shares of issued and outstanding common stock was converted into one issued and outstanding share of common stock, without any change in par value per share. The Reverse Stock Split affected all shares of our common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split, as well as the number of shares of common stock available for issuance under our equity incentive plans and employee stock purchase plan. In addition, the Reverse Stock Split effected a reduction in the number of shares of common stock issuable upon the exercise of stock options, restricted stock units and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split with a corresponding increase in the exercise price per share applicable to such stock options and warrants. No fractional shares were issued because of the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share received a cash payment in lieu thereof.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our common stock is not be entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of our company entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. As of April 15, 2024, we have no shares of preferred stock issued and outstanding. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
•
In general, Section 203 defines a “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;
•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

The certificate of incorporation and the bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•
Board of Directors Vacancies. The certificate of incorporation and bylaws authorize only the board of directors to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the stockholders, or as otherwise provided by law. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a stockholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
•
Classified Board. The certificate of incorporation and bylaws provide that the board of directors is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•
Directors Removed Only for Cause. The certificate of incorporation provides that stockholders may remove directors only for cause.
•
Supermajority Requirements for Amendments of the Certificate of Incorporation and Bylaws. The certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the certificate of incorporation. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the bylaws, although the bylaws may be amended by a simple majority vote of our board of directors.
•
Stockholder Action; Special Meeting of Stockholders. The bylaws provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors, or the chief executive officer, thus prohibiting a stockholder from calling a special meeting. The certificate of incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Surrozen.
•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The certificate of incorporation and bylaws do not provide for cumulative voting.
•
Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of Surrozen by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum

Our certificate of incorporation and the bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•
any derivative action or cause of action brought on our behalf;
•
any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders;
•
any claim or cause of action against us or any of our current or former directors, officers, or other employees, arising out of or pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws;
•
any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of the certificate of incorporation or the bylaws;
•
any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and
•
any claim or cause of action against us or any of our directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the certificate of incorporation and the bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the certificate of incorporation and the bylaws.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive forum provision contained in the certificate of incorporation or the bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could harm our business.

Corporate Opportunity Doctrine

The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the extent permitted by the DGCL, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our board of directors who is not our employee, or any partner, member, director, stockholder, employee or agent of such member, other than one of our employees. Notwithstanding the foregoing, the certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a director solely in their capacity as a director.

Exchange Listing

Our common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “SRZN” and “SRZNW,” respectively. We do not intend to list the Common Warrants on any national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:

•
Up to 1,091,981 shares of common stock;
•
Up to 40,000 shares of common stock issuable upon exercise of pre-funded warrants;
•
Up to 1,131,981 shares of common stock issuable upon exercise of Series A common stock warrants;
•
Up to 1,231,277 shares of common stock issuable upon exercise of Series B common stock warrants;
•
Up to 4,386,424 shares of common stock issuable upon exercise of Series C common stock warrants; and
•
Up to 4,386,424 shares of common stock issuable upon exercise of Series D common stock warrants.

For additional information regarding the issuance of these securities, see the section titled “Prospectus Summary - Private Placement of Common Stock, Pre-Funded Warrants and Common Stock Warrants.”

The selling stockholders have not had any material relationship with us within the past three years, except for: (i) the ownership of our securities; (ii) Tim Kutzkey, a member of our board of directors, is a managing partner of The Column Group; (iii) Craig Parker is our President and Chief Executive Officer, and a member of our board of directors; and (iv) Charles Williams is our Chief Financial Officer, Chief Operating Officer and Corporate Secretary.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus covers the resale of the maximum number of shares of common stock issuable upon exercise of the pre-funded warrants and Common Warrants without regard to any limitations on the exercise of such warrants. Under the terms of the pre-funded warrants and Common Warrants held by selling stockholders, a selling stockholder may elect to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised, to instead receive a pre-funded warrant in lieu of shares of common stock. The shares reported under “Beneficial Ownership Prior to This Offering” and “Number of Shares Being Offered” in the table below do not give effect to any such beneficial ownership limitation.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders as of April 15, 2024, assuming the full exercise of the pre-funded warrants and warrants held by the selling stockholders on that date, without regard to any limitations on exercises. As of April 15, 2024, we had 3,198,786 shares of common stock issued and outstanding. The following table also provides the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own assuming all the shares of common stock that may be offered pursuant to this prospectus are sold. Because each selling stockholder may dispose of all, none or some portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

Name of Selling Stockholder	Beneficial Ownership Prior to This Offering Shares	Number of Shares Being Offered	Beneficial Ownership After This Offering
			Shares	%
RA Capital Healthcare Fund, L.P.(1)	3,496,030	3,496,030	—	—
Entities affiliated with The Column Group(2)	2,725,268	2,097,618	627,650	12.3%
Armistice Capital, LLC(3)	2,059,167	2,059,167	—	—
Nantahala Capital Partners Limited Partnership(4)	160,118	160,118	—	—
NCP RFM LP(5)	134,948	134,948	—	—
Pinehurst Partners, L.P.(6)	279,682	279,682	—	—
Blackwell Partners LLC – Series A(7)	474,063	474,063	—	—
Corbin Sustainability & Engagement Fund, L.P.(8)	34,961	34,961	—	—
CVI Investments, Inc.(9)	705,377	703,422	1,955	*
StemPoint Capital Master Fund LP(10)	699,032	699,032	—	—
Stonepine Capital, L.P.(11)	699,032	699,032	—	—
Empery Asset Master, LTD(12)	351,899	342,701	9,198	*
Empery Tax Efficient, LP(13)	129,056	126,420	2,636	*
Empery Tax Efficient III, LP(14)	233,632	229,911	3,721	*
The Matthew D. Perry and Stacy E. Perry Revocable Trust Dated 10/1/2009(15)	699,032	699,032	—	—
Craig Parker(16)	96,868	15,975	80,893	2.5
Charles Williams(17)	39,281	15,975	23,306	*
Total Shares Being Offered		12,268,087

* Less than 1%

(1) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 282,580 shares of common stock; (ii) 40,000 shares of common stock issuable upon exercise of pre-funded warrants; (iii) 322,580 shares of common stock issuable upon the exercise of Series A common stock warrants; (iv) 350,876 shares of common stock issuable upon the exercise of Series B common stock warrants; (v) 1,249,997 shares of common stock issuable upon the exercise of Series C common stock warrants; and (vi) 1,249,997 shares of common stock issuable upon the exercise of Series D common stock warrants. The pre-funded warrants and Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants and Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. RA Capital Management, L.P. is the investment manager for RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(2) The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by The Column Group III, LP (“TCG III”): (i) 90,897 shares of common stock; (ii) 90,897 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 98,870 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 352,225 shares of common stock issuable upon the exercise of Series C common stock warrants; (v) 352,225 shares of common stock issuable upon the exercise of Series D common stock warrants; and purchased by The Column Group III-A, LP (“TCG III-A”): (i) 102,651 shares of common stock; (ii) 102,651 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 111,656 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 397,773 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 397,773 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include: (a) (i) 289,549 shares of common stock held by TCG III, and (ii) 326,991 shares of common stock held by TCG III-A, (b) (i) 5,218 shares of common stock underlying exercisable warrants held by TCG III, and (ii) 5,892 shares of common stock underlying exercisable warrants held by TCG III-A. The Column Group III GP, LP, (“TCG III GP”), is the general partner of each of TCG III and TCG III-A. Tim Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and TCG III-A and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.

(3) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 190,000 shares of common stock; (ii) 190,000 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 206,667 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 736,250 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 736,250 shares of common stock issuable upon the exercise of Series D common stock warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 14,774 shares of common stock; (ii) 14,774 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 16,070 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 57,250 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 57,250 shares of common stock issuable upon the exercise of Series D common stock warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Nantahala Capital Partners Limited Partnership is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(5) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 12,452 shares of common stock; (ii) 12,452 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 13,544 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 48,250 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 48,250 shares of common stock issuable upon the exercise of Series D common stock warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of NCP RFM LP is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(6) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 25,806 shares of common stock; (ii) 25,806 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 28,070 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 100,000 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 100,000 shares of common stock issuable upon the exercise of Series D common stock warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Pinehurst Partners, L.P. is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

(7) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 43,742 shares of common stock; (ii) 43,742 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 47,579 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 169,500 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 169,500 shares of common stock issuable upon the exercise of Series D common stock warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Blackwell Partners LLC – Series A is c/o Nantahala Capital Management, LLC, 130 Main St. 2nd Floor, New Canaan, CT 06840.

(8) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 3,226 shares of common stock; (ii) 3,226 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 3,509 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 12,500 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 12,500 shares of common stock issuable upon the exercise of Series D common stock warrants. Corbin Capital Partners, L.P., is the investment manager of the selling stockholder. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P. and directs the voting and investment decisions with respect to the reported securities held by the selling stockholder, but disclaims beneficial ownership of such securities. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Corbin Sustainability & Engagement Fund, L.P. is 575 Madison Avenue, 21st Floor, New York, NY 10022.

(9) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 64,905 shares of common stock; (ii) 64,905 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 70,598 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 251,507 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 251,507 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include 1,955 shares of common stock issuable upon the exercise of common stock warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(10) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 64,500 shares of common stock; (ii) 64,500 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 70,158 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 249,937 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 249,937 shares of common stock issuable upon the exercise of Series D common stock warrants. StemPoint Capital LP (“StemPoint”) serves as investment advisor to StemPoint Capital Master Fund LP (“StemPoint Fund”). StemPoint exercises voting and investment power over the shares held by StemPoint Fund pursuant to investment management agreements. Michelle Ross and Sean Tan are members of the Investment Manager of StemPoint. Accordingly, StemPoint, Ms. Ross and Mr. Tan may be deemed to have beneficial ownership of the shares beneficially owned by StemPoint Fund. StemPoint, Ms. Ross and Mr. Tan disclaim beneficial ownership of the shares held by StemPoint Fund, except to the extent of their pecuniary interest therein. The address of StemPoint Capital Master Fund LP is 520 Madison Ave, 19th Floor, New York, NY, 10022.

(11) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 64,500 shares of common stock; (ii) 64,500 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 70,158 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 249,937 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 249,937 shares of common stock issuable upon the exercise of Series D common stock warrants. Stonepine Capital Management LLC is the investment advisor of investment funds, including Stonepine Capital, L.P., and controls its investment and voting decisions. The general partner of Stonepine Capital, L.P. is Stonepine GP, LLC. Jon M. Plexico and Timothy P. Lynch share voting and dispositive power over the securities beneficially owned by Stonepine Capital, L.P. Each of Mr. Plexico and Mr. Lynch disclaims beneficial ownership of the shares beneficially owned by Stonepine Capital, L.P. except to the extent of any pecuniary interest therein. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Stonepine Capital, L.P. is c/o Stonepine Capital Management, LLC, 919 NW Bond Street, Suite 204, Bend, OR 97703.

(12) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 31,621 shares of common stock; (ii) 31,621 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 34,395 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 122,532 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 122,532 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include 9,198 shares of common stock issuable upon the exercise of common stock warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of EAM is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(13) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 11,665 shares of common stock; (ii) 11,665 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 12,688 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 45,201 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 45,201 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include 2,636 shares of common stock issuable upon the exercise of common stock warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of ETE is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 21,214 shares of common stock; (ii) 21,214 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 23,075 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 82,204 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 82,204 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include 3,721 shares of common stock issuable upon the exercise of common stock warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of ETE III is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(15) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 64,500 shares of common stock; (ii) 64,500 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 70,158 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 249,937 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 249,937 shares of common stock issuable upon the exercise of Series D common stock warrants. Matthew D. Perry and Stacy E. Perry are co-trustees of the trust and have investment discretion and voting power over the shares held by the trust. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Common Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of The Matthew D. Perry and Stacy E. Perry Revocable Trust Dated 10/1/2009 is 365 Upper Terrace, San Francisco, CA 94117.

(16) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 1,474 shares of common stock; (ii) 1,474 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 1,603 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 5,712 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 5,712 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include: (i) 4,350 shares of common stock; and (ii) 76,543 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of April 15, 2024. Mr. Parker is the President and Chief Executive Officer of Surrozen and his address is c/o Surrozen, Inc., 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080.

(17) The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement: (i) 1,474 shares of common stock; (ii) 1,474 shares of common stock issuable upon the exercise of Series A common stock warrants; (iii) 1,603 shares of common stock issuable upon the exercise of Series B common stock warrants; (iv) 5,712 shares of common stock issuable upon the exercise of Series C common stock warrants; and (v) 5,712 shares of common stock issuable upon the exercise of Series D common stock warrants. The shares reported also include: (i) 4,389 shares of common stock; and (ii) 18,917 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of April 15, 2024. Mr. Williams is the Chief Financial Officer, Chief Operating Officer and Corporate Secretary of Surrozen and his address is c/o Surrozen, Inc., 171 Oyster Point Blvd. Suite, 400, South San Francisco, CA 94080.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their donees, pledgees, assignees, transferees, distributees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling such shares of common stock:

•
ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•
block trades in which the broker‑dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker‑dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the shares of the common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which the shares of common stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, and (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of our common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our website address is http://www.surrozen.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8‑K and exhibits filed on such form that are related to such items unless such Form 8‑K expressly provides to the contrary):

•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 10, 2024;
•
our Current Reports on Form 8‑K, which were filed with the SEC on January 18, 2024, February 7, 2024, and April 2, 2024; and
•
the description of our common stock which is contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8‑K and exhibits filed on such form that are related to such items unless such Form 8‑K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Surrozen, Inc.

171 Oyster Point Blvd., Suite 400

South San Francisco, California 94080

(650) 489-9000